                                                                   EXHIBIT 99.2


  NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR
                                     JAPAN

                        CARNIVAL CORPORATION ("CARNIVAL")
            ----------------------------------------------------------
                       PRE-CONDITIONAL OFFER TO BE MADE BY
                          MERRILL LYNCH AND UBS WARBURG
                  FOR P&O PRINCESS CRUISES PLC ("P&O PRINCESS")

SUMMARY

o The board of Carnival today announces the terms of a pre-conditional offer to acquire the whole of the issued and to be issued share capital of P&O Princess.

o The Offer comprises 200 pence in cash and 0.1361 Carnival Shares for each P&O Princess Share with a Mix and Match Election, as described below.

o Based on the New York Stock Exchange closing price of a Carnival Share of $27.30 on 14 December 2001, the last business day prior to the date of this Announcement, and an exchange rate of $1:L0.689, the Offer values each P&O Princess Share at 456 pence and the entire existing share capital of P&O Princess at approximately L3.2 billion.

o The Offer represents:

     - a premium of 44 per cent. to the closing middle market price of 317 pence per P&O Princess Share on 19 November 2001, the last business day prior to the announcement of the Royal Caribbean Proposal; and
     - a premium of 27 per cent. to the closing middle market price of 360 pence per P&O Princess Share on 14 December 2001, the last business day prior to the date of this Announcement.

o If, before the first closing date of the Offer, the board of P&O Princess is able to achieve a reduction in the cost of the Break Fee and of exiting the Joint Venture, then Carnival will be prepared to share the savings, net of costs, with P&O Princess Shareholders.

o The combination of Carnival and P&O Princess will create a global vacation and leisure company with a strong and flexible financial position. Carnival believes that the Offer is significantly more attractive to P&O Princess Shareholders than the Royal Caribbean Proposal.

o Carnival has the strongest operating and financial record among the listed cruise companies and believes that the adoption of best practice from the two management teams will generate significant benefits for customers and shareholders.

o The acquisition of P&O Princess is expected to be earnings enhancing for Carnival in the first full financial year of ownership.*

* THIS STATEMENT SHOULD NOT BE INTERPRETED TO MEAN THAT THE EARNINGS PER CARNIVAL SHARE FOR THE CURRENT OR FUTURE FINANCIAL YEARS WILL NECESSARILY MATCH OR EXCEED THE HISTORICAL PUBLISHED EARNINGS PER CARNIVAL SHARE.

o Carnival has had a number of discussions over recent years with P&O Princess and its former parent, P&O, regarding a possible combination of Carnival and P&O Princess. On 24 September 2001, only eight weeks prior to the announcement of the Royal Caribbean Proposal, Carnival contacted P&O Princess proposing a combination, but has received no response to this approach.

o HAVING CONSIDERED ITS OPTIONS FOLLOWING THE ANNOUNCEMENT OF THE ROYAL CARIBBEAN PROPOSAL ON 20 NOVEMBER 2001, CARNIVAL SUBMITTED A DETAILED PROPOSAL REGARDING AN OFFER FOR P&O PRINCESS TO THE BOARD OF P&O PRINCESS ON THURSDAY, 13 DECEMBER 2001. THE PROPOSAL INCLUDED A REQUEST THAT A RECOMMENDATION BE FORTHCOMING FROM THE BOARD OF P&O PRINCESS FOR THE OFFER. A COPY OF THIS PROPOSAL IS SET OUT AS APPENDIX V.



                                       1
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o    As of the publication of this Announcement, neither P&O Princess nor its advisors have entered into any discussion with Carnival or its advisors regarding the proposal. The board of P&O Princess has, however, today written to Carnival rejecting the Offer, stating a belief that the Offer is not as favourable financially to the P&O Princess Shareholders and would face greater execution risk than the Royal Caribbean Proposal.

o The posting of the Offer Document is pre-conditional, INTER ALIA, on the board of P&O Princess either not convening the EGM for the approval of the Royal Caribbean Proposal, or, if it is under an obligation to convene such meeting, recommending that shareholders vote against the Royal Caribbean Proposal.

o The posting of the Offer Document is also pre-conditional on certain regulatory clearances being obtained. Given the probable regulatory timetable, the posting of the Offer Document is also pre-conditional on financing to avoid incurring unnecessary expense. Carnival currently has cash and existing facilities of approximately $2.4 billion.

o CARNIVAL WILL NOT PROCEED WITH THE OFFER IF THE P&O PRINCESS SHAREHOLDERS APPROVE THE ROYAL CARIBBEAN PROPOSAL.

REASONS FOR THE OFFER

BENEFITS OF THE PROPOSED COMBINATION OF CARNIVAL AND P&O PRINCESS

o A combination of Carnival and P&O Princess creates a global vacation and leisure company with a broader, more diverse and more complementary portfolio of brands, creating a wider range of vacation choices for its customers. Operating in the US and Europe, the combined group will have an enhanced ability to attract customers from land-based vacations to cruise vacations.

o Carnival expects that the proposed combination will generate significant synergies to the benefit of both shareholders and customers. These savings are expected to come by sharing the best practices of the two management teams to achieve efficiencies from, INTER ALIA, purchasing, marketing and information systems, and also from rationalising support operations in locations served by both companies.

o The Enlarged Carnival Group will benefit from the financial flexibility of the combined group's strong balance sheet and cash flow. Carnival believes that the terms of the Offer will ensure that the proposed combination of Carnival and P&O Princess would retain a strong financial position with an investment grade credit rating.

o Carnival believes that P&O Princess Shareholders would be better served through a combination with Carnival than with Royal Caribbean. The greater strength of Carnival's management team is evidenced by a comparison of the financial and operating performance of Royal Caribbean and Carnival:

     - Carnival shareholder returns have consistently outperformed those of Royal Caribbean;
     - Carnival's operational measures are consistently and significantly better than those of Royal Caribbean; and
     - Carnival has significantly greater balance sheet strength and flexibility than Royal Caribbean.

o Carnival believes that its Offer bears no greater regulatory risk than the Royal Caribbean Proposal. Carnival believes, as Royal Caribbean and P&O Princess have already stated, that cruise operators compete in a broad vacation market, rather than simply a cruise market and, accordingly, both companies undertake substantial efforts to attract consumers from other vacation options. Carnival believes that Carnival and Royal Caribbean are similarly situated within the wider vacation market based on all meaningful comparators. Carnival has examined the requirements for approval and has received advice from its external antitrust advisors that the likelihood of Carnival achieving a favourable regulatory outcome in the EU and US is no less than that of the Royal Caribbean Proposal.



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


THE ROYAL CARIBBEAN PROPOSAL IS DISADVANTAGEOUS TO P&O PRINCESS SHAREHOLDERS

o Under the Royal Caribbean Proposal P&O Princess Shareholders do not receive any premium or cash consideration.

o Under the Royal Caribbean Proposal P&O Princess Shareholders will own 50.7 per cent. of the combined entity but, based on selected analysts' forecasts, P&O Princess is expected to contribute significantly more than this proportion to the combined entity's net income before synergies. Accordingly, a disproportionate share of the earnings, as well as the synergy benefits, is expected to accrue to Royal Caribbean Shareholders rather than to P&O Princess Shareholders.

o Royal Caribbean is highly geared and currently has a sub-investment grade credit rating. Given the uncertain economic environment, as well as the significant capital commitments that Royal Caribbean and P&O Princess have made, Carnival believes that a strong and flexible balance sheet is essential. P&O Princess's credit rating has already been downgraded in anticipation of the Royal Caribbean Proposal. Carnival believes that the Royal Caribbean Proposal does not compensate P&O Princess Shareholders for the extra financial risk P&O Princess would bear if the transaction were consummated.

o The most senior management position in the combined group has been awarded to the Royal Caribbean Chairman and CEO. However, P&O Princess's operational and financial performance has been superior to that of Royal Caribbean, which has lagged both Carnival and P&O Princess. Carnival believes that P&O Princess Shareholders should consider whether the decision to appoint Royal Caribbean's Chairman and CEO to the most senior position in the combined group is in their best interests.

o Carnival believes that the complex DLC structure in the Royal Caribbean Proposal may constrain P&O Princess's ability to raise capital, make acquisitions and engage in other corporate activity. Furthermore, there can be no assurance that P&O Princess will not trade at a discount to Royal Caribbean after the Royal Caribbean Proposal has been implemented.

o Carnival firmly believes that the Joint Venture and the Break Fee, both entered into without shareholder approval, have the effect of depriving P&O Princess Shareholders of the full value of their shares. Both agreements deviate from permitted norms in public UK takeovers and mergers. Carnival would have been able to offer a higher price to P&O Princess Shareholders had these "poison pills" not been put in place.

GENERAL

MICKY ARISON, THE CHAIRMAN AND CHIEF EXECUTIVE OF CARNIVAL, SAID:

"WE BELIEVE OUR PROPOSAL IS CLEARLY MORE FAVOURABLE TO P&O PRINCESS SHAREHOLDERS THAN THE ROYAL CARIBBEAN DEAL. WE ARE OFFERING A SUBSTANTIAL PREMIUM AND WE ARE A MUCH STRONGER PARTNER FOR P&O PRINCESS, BOTH FINANCIALLY AND OPERATIONALLY."

There will be a UK and European analysts' presentation at 9.00 a.m. (GMT) and a press briefing at 1.00 p.m. on Monday 17 December 2001. The venue for both will be the offices of UBS Warburg, 1 Finsbury Avenue, London, EC2M 2PP.

There will be a dial-in conference call facility for the 9.00 a.m. (GMT) analysts' presentation. The number for this facility is +44 (0) 20 8781 0596; password: Carnival.

There will be a US and European analyst conference call at 3.00 p.m. (GMT) /
10.00 a.m. (EST). The number for this facility is +1 800 553 2165; password:
Carnival

The presentation slides will also be available on the internet at the following address: www.carnivalcorp.com.



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


THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE FULL TEXT OF THIS ANNOUNCEMENT WHICH INCLUDES CARNIVAL'S DETAILED PROPOSAL TO THE BOARD OF P&O PRINCESS (APPENDIX V).

ENQUIRIES:

CARNIVAL                                  Telephone: +44 20 7567 4861
Micky Arison
Howard Frank

CARNIVAL (US CONTACT)                     Telephone: +1 305 599 2600, Ext: 16000
Tim Gallagher
Jennifer de la Cruz

MERRILL LYNCH                             Telephone: +44 20 7628 1000
Philip Yates
James Agnew
Stuart Faulkner

UBS WARBURG                               Telephone: +44 20 7567 8000
Tom Cooper
Alistair Defriez
Philip Ellick

FINANCIAL DYNAMICS                        Telephone: +44 20 7831 3113
Nic Bennett
Scott Fulton

Unless otherwise determined by Carnival and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of, nor will it be made in or into Australia, Canada or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities. Accordingly, unless otherwise determined by Carnival and permitted by applicable law and regulation, copies of this Announcement and any other documents related to the Offer are not being, and must not be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

The Offer will be made in the United States by Carnival. References in this Announcement to the Offer being made by Merrill Lynch or UBS Warburg should be read accordingly.

Merrill Lynch International and UBS Warburg Ltd., a subsidiary of UBS AG, are acting as joint financial advisors and joint corporate brokers exclusively to Carnival and no-one else in connection with the Offer and will not be responsible to anyone other than Carnival for providing the protections afforded to clients respectively of Merrill Lynch International and UBS Warburg Ltd. as the case may be or for providing advice in relation to the Offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this announcement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Carnival has tried, wherever possible, to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan" and words and terms of similar substance in connection with any discussion of future operating or financial performance. These forward-looking statements, including those which may impact the forecasting of Carnival's net revenue yields, booking levels, price, occupancy or business prospects, involve known and unknown risks, uncertainties and other factors, which may cause Carnival's actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for Carnival's cruise products; consumer demand for cruises and other vacation options; other vacation industry competition; effects on consumer demand of armed conflicts, political instability, terrorism, the availability of air service and adverse media publicity; increases in cruise industry and vacation industry capacity; continued availability of attractive port destinations; changes in tax laws and regulations; Carnival's ability to implement its shipbuilding program and to continue to expand its business outside the North American market; Carnival's ability to attract and retain shipboard crew; changes in foreign currency rates, security expenses, food, fuel, insurance and commodity prices and interest rates; delivery of new ships on schedule and at the contracted prices; weather patterns; unscheduled ship repairs and dry-docking; incidents involving cruise ships; impact of pending or threatened litigation; and changes in laws and regulations applicable to Carnival.

Carnival cautions the reader that these risks may not be exhaustive. Carnival operates in a continually changing business environment, and new risks emerge from time to time. Carnival cannot predict such risks nor can it assess the impact, if any, of such risks on its business or the extent to which any risk, or combination of risks may cause actual results to differ from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Carnival undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CARNIVAL PLANS TO FILE A REGISTRATION STATEMENT ON FORM S-4 AND A STATEMENT ON SCHEDULE TO WITH THE US SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE OFFER. THE FORM S-4 WILL CONTAIN A PROSPECTUS AND OTHER DOCUMENTS RELATING TO THE OFFER. CARNIVAL PLANS TO MAIL THE PROSPECTUS CONTAINED IN THE FORM S-4 TO SHAREHOLDERS OF PORT WHEN THE FORM S-4 IS FILED WITH THE SEC. THE FORM S-4, THE PROSPECTUS AND THE SCHEDULE TO WILL CONTAIN IMPORTANT INFORMATION ABOUT CARNIVAL, PORT, THE OFFER AND RELATED MATTERS. INVESTORS AND STOCKHOLDERS SHOULD READ THE FORM S-4, THE PROSPECTUS, THE SCHEDULE TO AND THE OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER CAREFULLY BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFER. THE FORM S-4, THE PROSPECTUS, THE SCHEDULE TO AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER WILL BE AVAILABLE WHEN FILED FREE OF CHARGE AT THE SEC'S WEB SITE, AT WWW.SEC.GOV. IN ADDITION, THE PROSPECTUS AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER WILL BE MADE AVAILABLE TO INVESTORS FREE OF CHARGE BY WRITING TO TIM GALLAGHER AT CARNIVAL CORPORATION, CARNIVAL PLACE, 3655 N.W. 87 AVENUE, MIAMI, FLORIDA, 33178-2428, US.

IN ADDITION TO THE FORM S-4, PROSPECTUS, THE SCHEDULE TO AND THE OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER, CARNIVAL IS OBLIGATED TO FILE ANNUAL, QUARTERLY AND SPECIAL REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SEC. PERSONS MAY READ AND COPY ANY REPORTS, STATEMENTS AND OTHER INFORMATION FILED WITH THE SEC AT THE SEC'S PUBLIC REFERENCE ROOM AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION ON THE PUBLIC REFERENCE ROOM. FILINGS WITH THE SEC ALSO ARE AVAILABLE TO THE PUBLIC FROM COMMERCIAL DOCUMENT-RETRIEVAL SERVICES AND AT THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

  NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR
                                      JAPAN

                        CARNIVAL CORPORATION ("CARNIVAL")
            ----------------------------------------------------------
                       PRE-CONDITIONAL OFFER TO BE MADE BY
                          MERRILL LYNCH AND UBS WARBURG
                  FOR P&O PRINCESS CRUISES PLC("P&O PRINCESS")

1.     INTRODUCTION

The board of Carnival today announces the terms of a pre-conditional offer to acquire the whole of the issued and to be issued share capital of P&O Princess.

2.     THE OFFER

The Offer, the terms and conditions of which will be set out in the Offer Document when issued, will be made on the following basis:

         FOR EACH P&O PRINCESS SHARE                 200 PENCE IN CASH,
                                                     AND
                                                     0.1361 CARNIVAL SHARES

and so in proportion for any other number of P&O Princess Shares held.

Based on the New York Stock Exchange closing price of a Carnival Share of $27.30 on 14 December 2001, the last business day prior to the date of this Announcement, and an exchange rate of $1:L0.689, the Offer values each P&O Princess Share at 456 pence and the entire existing ordinary share capital of P&O Princess at approximately L3.2 billion. The Offer represents:

o a premium of 44 per cent. to the closing middle market price of 317 pence per P&O Princess Share on 19 November 2001, the last business day prior to the announcement of the Royal Caribbean Proposal; and

o a premium of 27 per cent. to the closing middle market price of 360 pence per P&O Princess Share on 14 December 2001, the last business day prior to the date of this Announcement.

The acquisition of P&O Princess is expected to be earnings enhancing for Carnival in the first full financial year of ownership.*

* THIS STATEMENT SHOULD NOT BE INTERPRETED TO MEAN THAT THE EARNINGS PER CARNIVAL SHARE FOR THE CURRENT OR FUTURE FINANCIAL YEARS WILL NECESSARILY MATCH OR EXCEED THE HISTORICAL PUBLISHED EARNINGS PER CARNIVAL SHARE.

P&O Princess Shares will be acquired by Carnival fully paid, or credited as fully paid, and free from all liens, charges, equitable interests, encumbrances and other interests and together with all rights attaching thereto on or after the date of this Announcement, including the right to receive and retain all distributions declared, made or paid after the date of this Announcement subject to the exception described below.

P&O Princess Shareholders will be entitled to retain all P&O Princess dividends paid or payable in respect of the period from the date of this Announcement until the Offer becomes wholly unconditional. If, after this Announcement, any dividends in excess of 3 cents in each quarter per P&O Princess Share are paid or become payable Carnival shall have the right, as an alternative to lapsing the Offer for non-fulfilment of the Conditions, to reduce the cash consideration for each P&O Princess Share under the Offer by an amount equal to the excess.

If, before the first closing date of the Offer, the board of P&O Princess is able to achieve a reduction in the cost of the Break Fee and of exiting the Joint Venture, then Carnival will be prepared to share the savings, net of costs, with P&O Princess Shareholders. This is subject to the overall final cost to P&O Princess not exceeding $262.5 million. Carnival will announce the basis of such sharing once the saving, if any, has been established.

There will be a Mix and Match Election, as described in paragraph 10 below.

The posting of the Offer Document is subject to the Pre-conditions set out in Appendix I relating to, INTER ALIA, the board of P&O Princess either not convening the EGM for the approval of the Royal Caribbean Proposal, or, if it is under an obligation to convene such meeting, recommending that shareholders vote against the Royal Caribbean Proposal.

Similarly, the posting of the Offer Document is pre-conditional on the P&O Princess Shareholders not having passed the resolutions required to approve the Royal Caribbean Proposal.

The posting of the Offer Document is also pre-conditional on certain regulatory clearances being obtained. Given the probable regulatory timetable, the posting of the Offer Document is also pre-conditional on financing.

Carnival intends to post the Offer Document as soon as practicable after the Pre-conditions have been satisfied or waived. Carnival shall be entitled to waive all and any of the Pre-conditions other than that relating to financing.

The Offer will extend to all existing issued P&O Princess Shares and to any P&O Princess Shares which are unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date as Carnival may, subject to the City Code, decide) including P&O Princess Shares issued pursuant to the exercise of options under the P&O Princess Employee Share Incentive Plans or otherwise. In conjunction with the Offer for the P&O Princess Shares, an offer will be made to holders of P&O Princess ADRs to tender the ADSs underlying such P&O Princess ADRs.

The issue of the New Carnival Shares is not conditional upon Carnival shareholder approval.

Carnival intends to offer to acquire the P&O Princess Preference Shares and the P&O Princess Subscriber Shares for cash for the amounts paid up on those shares, conditional on the Offer becoming wholly unconditional.

Carnival intends to seek a listing of the existing Carnival Shares and the New Carnival Shares on the London Stock Exchange, should Carnival perceive there to be sufficient demand for such a facility. Application will be made for the New Carnival Shares to be admitted to listing on the New York Stock Exchange.

Further details on settlement, listing and dealings will be included in the Offer Document and Form of Acceptance to be sent to the P&O Princess Shareholders.

3.       BACKGROUND TO THE OFFER

Carnival has had a number of discussions over recent years with P&O Princess and its former parent, P&O, regarding a possible combination of Carnival and P&O Princess. On 24 September 2001, only eight weeks prior to the announcement of the Royal Caribbean Proposal, Carnival contacted P&O Princess proposing a combination but has received no response to this approach. Having considered its options following the announcement of the Royal Caribbean Proposal on 20 November 2001, Carnival submitted a detailed proposal regarding an offer for P&O Princess to the board of P&O Princess on Thursday, 13 December 2001. The proposal included a request that a recommendation be forthcoming from the board of P&O Princess for the Offer. A copy of this proposal is set out as Appendix V.

As of the publication of this Announcement, neither P&O Princess nor its advisors have entered into any discussion with Carnival or its advisors regarding the proposal. The board of P&O Princess has, however, today written to Carnival rejecting the Offer, stating a belief that the Offer is not as favourable financially to the P&O Princess Shareholders and would face greater execution risk than the Royal Caribbean Proposal.

4.      REASONS FOR THE OFFER

BENEFITS OF THE PROPOSED COMBINATION OF CARNIVAL AND P&O PRINCESS

o A combination of Carnival and P&O Princess creates a global vacation and leisure company with a broader, more diverse and more complementary portfolio of brands, creating a wider range of vacation choices for its customers. Operating in the US and Europe, the combined group will have an enhanced ability to attract customers away from land-based vacations to cruise vacations.

o Carnival expects that the proposed combination will generate significant synergies to the benefit of both shareholders and customers. These savings are expected to come by sharing the best practices of the two management teams to achieve efficiencies from, INTER ALIA, purchasing, marketing and information systems, and also from rationalising support operations in locations served by both companies.

o The Enlarged Carnival Group will benefit from the financial flexibility of the combined group's strong balance sheet and cash flow. Carnival believes that the terms of the Offer will ensure that the proposed combination of Carnival and P&O Princess will retain a strong financial position with an investment grade credit rating.

THE ROYAL CARIBBEAN PROPOSAL IS DISADVANTAGEOUS TO P&O PRINCESS SHAREHOLDERS

The proposed transaction between P&O Princess and Royal Caribbean is, in Carnival's view, disadvantageous to P&O Princess Shareholders, as the terms of the transaction fail to recognise a number of substantive issues:

o Under the Royal Caribbean Proposal P&O Princess Shareholders do not receive any premium or cash consideration;

o Under the Royal Caribbean Proposal P&O Princess Shareholders will own 50.7 per cent. of the combined entity but, based on selected analysts' forecasts, P&O Princess is expected to contribute significantly more than this to the combined entity's net income before synergies. P&O Princess's contribution, based on publicly available selected analysts' forecasts, where 2003 estimates are available, is as follows:


                                                        P&O PRINCESS EARNINGS
                                                      CONTRIBUTION PRE SYNERGIES
                                  DATE                  2002             2003
--------------------------------------------------------------------------------

Schroder Salomon Smith Barney     29 November 2001      64.4%            57.7%

Bear Stearns                      9 November 2001       53.0%            57.7%
                                  21 November 2001

Morgan Stanley                    21 November 2001      59.5%            45.7%

UBS Warburg                       5 December 2001       65.5%            59.6%


     Accordingly, a disproportionate share of the earnings as well as the synergy benefits is expected to accrue to Royal Caribbean Shareholders, rather than to P&O Princess Shareholders;

o Royal Caribbean is highly geared and currently has a sub-investment grade credit rating. The terrorist events of 11 September 2001 have had a significant negative impact on the vacation industry and such an event could happen again. Given these uncertain times, as well as the significant capital commitments that Royal Caribbean and P&O Princess have made, Carnival believes that a strong and flexible balance sheet is essential. P&O Princess's credit rating has already been downgraded in anticipation of the Royal Caribbean Proposal. Carnival believes that the Royal Caribbean Proposal does not compensate

     P&O Princess Shareholders for the extra financial risk P&O Princess would bear if the transaction were consummated;

o The most senior management position in the combined group has been awarded to the Royal Caribbean Chairman and CEO. However, P&O Princess's operational and financial performance has been superior to that of Royal Caribbean, which has lagged both Carnival and P&O Princess. Carnival believes that P&O Princess Shareholders should consider whether the decision to appoint Royal Caribbean's Chairman and CEO to the most senior position in the combined group is in their best interests.

o Carnival believes that the complex DLC structure in the Royal Caribbean Proposal may constrain P&O Princess's ability to raise capital, make acquisitions and engage in other corporate activity. Furthermore, there can be no assurance that P&O Princess will not trade at a discount to Royal Caribbean after the Royal Caribbean Proposal has been implemented; and

o Carnival firmly believes that the Joint Venture and the Break Fee, both entered into without shareholder approval, have the effect of depriving P&O Princess Shareholders of the full value of their shares. Carnival would have been able to offer a higher price to P&O Princess Shareholders had these "poison pills" not been put in place. Accordingly, P&O Princess should disclose full details of the Joint Venture and the Break Fee to enable Carnival to assess any net saving. Carnival has reviewed the publicly available information on the Joint Venture and the Break Fee and makes the following observations:

     - no substantive commercial reason has been advanced for the immediate need to conclude the Joint Venture agreement, with its associated costs on a change of control, particularly when the Joint Venture itself is not intended to commence cruise operations until 2003. Indeed, Carnival believes the Joint Venture company's aims could be achieved solely through the Royal Caribbean Proposal. The main, if not sole, effect of the Joint Venture is, in the opinion of Carnival, to make P&O Princess less attractive and less vulnerable to a third party offeror, as it seriously disadvantages P&O Princess if there is a change of control of P&O Princess. Carnival believes that this is clearly contrary to the interests of P&O Princess Shareholders; and

     - the Break Fee is significantly in excess of the UK market norm. On 19 November 2001, P&O Princess's market capitalisation was approximately $3.1 billion and, therefore, the size of the Break Fee greatly exceeds the maximum that would have been permitted under the City Code (which is recognised in the UK as best practice) of 1 per cent. or approximately $31 million.

WHY CARNIVAL IS THE BETTER PARTNER FOR P&O PRINCESS

The board of Carnival firmly believes that Carnival is the better partner for P&O Princess. Set out below are a number of key historic measures that compare the financial and operating performance of Royal Caribbean and Carnival. These data reinforce Carnival's belief that Carnival's management team has a stronger track record, clearly focused on enhancing shareholder value, which will be critical in rapidly delivering the synergies a combination should bring.

o Carnival shareholder returns have consistently outperformed those of Royal Caribbean

     TOTAL SHAREHOLDERS RETURNS TO 14 DECEMBER 2001   CARNIVAL   ROYAL CARIBBEAN
     Last 12 months                                      7.3%        (26.6%)
     Last 5 years                                       92.7%         41.2%


- Carnival's operational measures are consistently and significantly better than those of Royal Caribbean

     EBITDA PER AVAILABLE BERTH DAY ($)               CARNIVAL   ROYAL CARIBBEAN
     2000                                                80             64
     1995 - 2000 average                                 81             57

     EBITDA MARGIN                                    CARNIVAL   ROYAL CARIBBEAN
     2000                                               33.6%         27.9%
     1995 - 2000 average                                34.5%         24.8%

     ROIC                                             CARNIVAL   ROYAL CARIBBEAN
     2000                                               12.9%          9.0%
     1995 - 2000 average                                15.0%          9.6%


o Carnival has significantly greater balance sheet strength and flexibility than Royal Caribbean

     NET DEBT AT YEAR END/EBITDA                      CARNIVAL   ROYAL CARIBBEAN
     2000                                                1.7x          4.0x
     1995 - 2000 average                                 1.4x          4.0x

     EBITDA/CASH INTEREST EXPENSE                     CARNIVAL   ROYAL CARIBBEAN
     2000                                               15.4x          4.0x
     1995 - 2000 average                                11.6x          3.7x


     CREDIT RATINGS(1)                                CARNIVAL   ROYAL CARIBBEAN
     S&P                                                 A             BB+
     Outlook                                          Negative       Negative

     Moody's                                             A2            Ba2
     Outlook                                          Negative        Stable

------------------------
     (1)  PRIOR TO THE ANNOUNCEMENT OF THE ROYAL CARIBBEAN PROPOSAL

Based on Carnival's performance as outlined above, Carnival believes that P&O Princess Shareholders would be better served through a combination with Carnival than with Royal Caribbean.

5.     REGULATORY APPROVALS

Carnival believes that its Offer bears no greater regulatory risk than the Royal Caribbean Proposal. Carnival believes, as Royal Caribbean and P&O Princess have already stated, that cruise operators compete in a broad vacation market, rather than simply a cruise market and, accordingly, both companies undertake substantial efforts to attract consumers from other vacation options. Carnival and Royal Caribbean are similarly situated within the wider vacation market on all meaningful comparators. Carnival has examined the requirements for approval and has received advice from its external antitrust advisors that the likelihood of Carnival achieving a favourable regulatory outcome in the EU and US is no less than that of the Royal Caribbean Proposal.

6.     INFORMATION ON CARNIVAL

Carnival is the world's largest multiple-night cruise company based on the number of consumers served. The Carnival Group offers a broad range of cruise brands serving the vacation market through Carnival Cruise Lines, Holland America Line, Costa Cruises, Cunard Line, Seabourn Cruise Line and Windstar Cruises. Carnival's various brands operate 43 ships, offering a total of 60,472 berths, in the Caribbean, Alaska, Europe, Mexican Riviera, South America and other worldwide destinations. Carnival has 14 new ships on order, which will offer a further 34,704 berths. These ships are expected to enter service over the period from December 2001 through to mid-2005. In addition to its cruise operations, Carnival operates a tour business, through Holland America Tours which markets sightseeing tours both separately and as a part of its cruise/tour packages. Carnival's business strategy is to use this wide, diverse range of options to attract consumers from other land-based vacation choices.

Carnival was incorporated under the laws of the Republic of Panama in November 1974 and is listed on the New York Stock Exchange.

In the year ended 30 November 2000, Carnival reported turnover of US$3,778.5 million (1999: US$3,497.5 million) and operating profit of US$983.0 million (1999: US$1,019.7 million). Reported earnings per share (basic) were US$1.61 (1999: US$1.68). Net assets at 30 November 2000 were US$5,870.6 million (1999:
US$5,931.2 million).

7.     INFORMATION ON P&O PRINCESS

P&O Princess is a global cruise vacation company operating under the following brand names: Princess Cruises in North America; P&O Cruises in the United Kingdom and in Australia; AIDA, A'ROSA and Seetours in Germany and Swan Hellenic also in the United Kingdom. It provides cruises to Alaska, the Caribbean, Europe, the Panama Canal and other exotic destinations. The P&O Princess Group currently has a fleet of 18 ships offering a total of 27,370 berths, with 8 new ships on order, offering a further 17,520 berths. The new ships are expected to be delivered over the period from the first quarter of 2002 through to the second quarter of 2004. Princess' tour division, Princess Tours, is a tour operator in Alaska with four riverside lodges (with a fifth being built), a fleet of deluxe motorcoaches and luxury Midnight Sun Express rail cars.

P&O Princess was incorporated and registered in England and Wales in July 2000 and was listed in London and New York in October 2000 on its demerger from P&O.

In the year ended 31 December 2000, P&O Princess reported turnover of US$2,423.9 million (1999: US$2,111.6 million) and operating profit of US$373.1 million (1999: US$388.3 million). Reported earnings per share (basic) were 40.1 cents (1999: 45.5 cents). Net assets at 31 December 2000 were US$2,463.8 million (1999: US$2,196.5 million).

8.     MANAGEMENT AND EMPLOYEES

The combination of Carnival and P&O Princess will offer P&O Princess employees exciting career prospects for the future. P&O Princess's management and employees will benefit under the Offer from a larger operating platform and a business of greater international size and scope. Carnival operates its various cruise businesses as separate decentralised units and envisages extending this approach to the businesses of P&O Princess.

Carnival confirms that the existing employment rights, including pension rights, of employees of P&O Princess will be fully safeguarded.

9.     FINANCING

Given the probable extended regulatory timetable and in order to avoid unnecessary expense, the Offer is subject to the Pre-condition that financing of the L1.4 billion ($2.0 billion) cash element of the Offer is arranged on terms satisfactory to Carnival. Carnival currently has cash and existing facilities of approximately $2.4 billion. Carnival intends to complete its financing arrangements within 21 days after the announcement that the regulatory pre-conditions (Pre-conditions 1, 2, 3 and 4) have been satisfied or waived.

The financing pre-condition (Pre-condition 9) is not waivable by Carnival.

10.    MIX AND MATCH ELECTION

P&O Princess Shareholders (other than certain overseas shareholders) who validly accept the Offer may elect, subject to availability, to vary the proportions in which they receive Carnival Shares and cash in respect of their holdings in P&O Princess Shares. The maximum number of New Carnival Shares to be issued and the maximum amount of cash to be paid under the Offer will not be varied as a result of the Mix and Match Election. Accordingly, Carnival's ability to satisfy Mix and Match Elections made by P&O Princess Shareholders will depend on other P&O Princess Shareholders making equal and opposite elections.

P&O Princess Shareholders who make Mix and Match Elections will not know the exact number of Carnival Shares, or the amount of cash, which they will receive until settlement of the consideration under the Offer. An announcement will be made, when the Offer becomes or is declared wholly unconditional, of the approximate extent to which Mix and Match Elections will be satisfied. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. To the extent that elections can be satisfied, P&O Princess Shareholders will receive Carnival Shares instead of cash or vice versa.

The Mix and Match Election will remain open until 3.00 p.m. on the first closing date of the Offer, and may be closed then or on any subsequent closing date without prior notice. If the Mix and Match Election has been closed, Carnival reserves the right to re-introduce a mix and match facility, subject to the rules of the Code. The Mix and Match Election is conditional upon the Offer becoming or being declared unconditional in all respects.

The availability of the Mix and Match Election is subject to Carnival receiving all required relief from the US Securities and Exchange Commission that is necessary to implement the Mix and Match Election.

11.    FRACTIONAL ENTITLEMENTS

Fractional entitlements arising under the Offer will be aggregated and sold in the market and the proceeds (converted into pounds sterling at the prevailing exchange rate) remitted to the persons entitled thereto, except that amounts of less than L3 will be retained for the benefit of the Enlarged Carnival Group.

12.    P&O PRINCESS EMPLOYEE SHARE INCENTIVE PLANS

The Offer will extend to any P&O Princess Shares which are unconditionally allotted or issued before the date on which the Offer closes (or such earlier date as Carnival may, subject to the City Code, decide), as a result of the exercise of options granted under the P&O Princess Employee Share Incentive Plans or otherwise. If the Offer is declared unconditional in all respects, appropriate proposals will be made to participants in the P&O Princess Employee Share Incentive Plans.

13.    COMPULSORY ACQUISITION AND APPLICATION FOR DELISTING OF P&O PRINCESS
       SHARES

If the Offer becomes, or is declared, unconditional in all respects, and sufficient acceptances are received, Carnival intends to implement the procedures under sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding P&O Princess Shares not acquired or agreed to be acquired pursuant to the Offer.

When the Offer becomes, or is declared, unconditional in all respects, Carnival intends to procure the making of an application by P&O Princess for the removal of P&O Princess Shares from the Official List and for the cancellation of trading of P&O Princess Shares on the London Stock Exchange's market for listed securities. It is anticipated that such cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes, or is declared, unconditional in all respects. Such cancellation of listing and trading would significantly reduce the liquidity and marketability of P&O Princess Shares not assented to the Offer.

14.     INTERESTS IN P&O PRINCESS SHARES

Neither Carnival, nor any of the directors of Carnival, nor, so far as Carnival is aware, any other party acting in concert with Carnival, owns or controls any P&O Princess Shares or holds any option to purchase any

P&O Princess Shares or has entered into any derivatives referenced to P&O Princess Shares, except that A. Kirk Lanterman, a director at Carnival, owns 10,000 P&O Princess Shares. In the interest of secrecy, Carnival has not made enquiries in respect of certain of the parties who may be deemed by the Panel to be acting in concert with it for the purposes of the Offer.

Appendix III contains the definitions of terms used in this Announcement.

ENQUIRIES:

CARNIVAL                                  Telephone: +44 20 7567 4861
Micky Arison
Howard Frank

CARNIVAL (US CONTACT)                     Telephone: +1 305 599 2600, Ext: 16000
Tim Gallagher
Jennifer de la Cruz

MERRILL LYNCH                             Telephone: +44 20 7628 1000
Philip Yates
James Agnew
Stuart Faulkner

UBS WARBURG                               Telephone: +44 20 7567 8000
Tom Cooper
Alistair Defriez
Philip Ellick

FINANCIAL DYNAMICS                        Telephone: +44 20 7831 3113
Nic Bennett
Scott Fulton

This Announcement does not constitute an offer or an invitation to acquire shares or securities.

GENERAL

The Offer and any acceptances thereunder will be governed by English law.

The posting of the Offer Document is subject to the Pre-conditions set out in Appendix I, and the Offer will be subject to the Conditions and terms set out in Appendix II and on the further terms which will be set out in the Offer Document and Form of Acceptance when issued, together with such further terms as may be required to comply with the provisions of the City Code.

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of P&O Princess or Carnival, owns or controls, or become the owner or controller, directly or indirectly of one per cent. or more of any class of securities of P&O Princess or Carnival is generally required under the provision of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the period from the date of this Announcement until the first closing date of the Offer or, if later, the date on which the Offer becomes, or is declared, unconditional as to acceptances or lapses.

Dealings by Carnival or P&O Princess or by their respective "associates" (within the definitions set out in the City Code) in any class of securities of Carnival or P&O Princess must also be disclosed. Please consult your financial advisor immediately if you believe this rule may be applicable to you.

Unless otherwise determined by Carnival and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of, nor will it be made in or into Australia, Canada or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities. Accordingly, unless otherwise determined by Carnival and permitted by applicable law and regulation, copies of this Announcement and any other documents related to the Offer are not being, and must not be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

The Offer will be made in the United States by Carnival. References in this Announcement to the Offer being made by Merrill Lynch or UBS Warburg should be read accordingly.

Merrill Lynch International and UBS Warburg Ltd., a subsidiary of UBS AG, are acting as joint financial advisors and joint corporate brokers exclusively to Carnival and no-one else in connection with the Offer and will not be responsible to anyone other than Carnival for providing the protections afforded to clients respectively of Merrill Lynch International and UBS Warburg Ltd. as the case may be or for providing advice in relation to the Offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this announcement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Carnival has tried, wherever possible, to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan" and words and terms of similar substance in connection with any discussion of future operating or financial performance. These forward-looking statements, including those which may impact the forecasting of Carnival's net revenue yields, booking levels, price, occupancy or business prospects, involve known and unknown risks, uncertainties and other factors, which may cause Carnival's actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for Carnival's cruise products; consumer demand for cruises and other vacation options; other vacation industry competition; effects on consumer demand of armed conflicts, political instability, terrorism, the availability of air service and adverse media publicity; increases in cruise industry and vacation industry capacity; continued availability of attractive port destinations; changes in tax laws and regulations; Carnival's ability to implement its shipbuilding program and to continue to expand its business outside the North American market; Carnival's ability to attract and retain shipboard crew; changes in foreign currency rates, security expenses, food, fuel, insurance and commodity prices and interest rates; delivery of new ships on schedule and at the contracted prices; weather patterns; unscheduled ship repairs and dry-docking; incidents involving cruise ships; impact of pending or threatened litigation; and changes in laws and regulations applicable to Carnival.

Carnival cautions the reader that these risks may not be exhaustive. Carnival operates in a continually changing business environment, and new risks emerge from time to time. Carnival cannot predict such risks nor can it assess the impact, if any, of such risks on its business or the extent to which any risk, or combination of risks may cause actual results to differ from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Carnival undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CARNIVAL PLANS TO FILE A REGISTRATION STATEMENT ON FORM S-4 AND A STATEMENT ON SCHEDULE TO WITH THE US SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE OFFER. THE FORM S-4 WILL CONTAIN A PROSPECTUS AND OTHER DOCUMENTS RELATING TO THE OFFER. CARNIVAL PLANS TO MAIL THE PROSPECTUS CONTAINED IN THE FORM S-4 TO SHAREHOLDERS OF PORT WHEN THE FORM S-4 IS FILED WITH THE SEC. THE FORM S-4, THE PROSPECTUS AND THE SCHEDULE TO WILL CONTAIN IMPORTANT INFORMATION ABOUT CARNIVAL, PORT, THE OFFER AND RELATED MATTERS. INVESTORS AND STOCKHOLDERS SHOULD READ THE FORM S-4, THE PROSPECTUS, THE SCHEDULE TO AND THE OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER CAREFULLY BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFER. THE FORM S-4, THE PROSPECTUS, THE SCHEDULE TO AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER WILL BE AVAILABLE WHEN FILED FREE OF CHARGE AT THE SEC'S WEB SITE, AT WWW.SEC.GOV. IN ADDITION, THE PROSPECTUS AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER WILL BE MADE AVAILABLE TO INVESTORS FREE OF CHARGE BY WRITING TO TIM GALLAGHER AT CARNIVAL CORPORATION, CARNIVAL PLACE, 3655 N.W. 87 AVENUE, MIAMI, FLORIDA, 33178-2428, US.

 .
IN ADDITION TO THE FORM S-4, PROSPECTUS, THE SCHEDULE TO AND THE OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE OFFER, CARNIVAL IS OBLIGATED TO FILE ANNUAL, QUARTERLY AND SPECIAL REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SEC. PERSONS MAY READ AND COPY ANY REPORTS, STATEMENTS AND OTHER INFORMATION FILED WITH THE SEC AT THE SEC'S PUBLIC REFERENCE ROOM AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION ON THE PUBLIC REFERENCE ROOM. FILINGS WITH THE SEC ALSO ARE AVAILABLE TO THE PUBLIC FROM COMMERCIAL DOCUMENT-RETRIEVAL SERVICES AND AT THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

                                   APPENDIX I

                           PRE-CONDITIONS OF THE OFFER

The making of the Offer by the posting of the Offer Document and related Form of Acceptance will take place following the satisfaction, or to the extent permitted, waiver by Carnival, of the following Pre-conditions:

1. insofar as the proposed acquisition of P&O Princess by Carnival constitutes a concentration with a Community dimension within the scope of Council Regulation (EEC) 4064/89 (as amended) (the "Merger Regulation"):

         (i) the European Commission shall have made (or be deemed to have made) a decision, in terms satisfactory to Carnival, not to initiate proceedings under Article 6(1)(c) of the Merger Regulation; or

         (ii) if such proceedings are initiated, the European Commission shall have made (or be deemed to have made) a declaration or issued a decision, in terms satisfactory to Carnival, that the concentration (or such part of the concentration as has not been referred to a competent authority as described in paragraph 2 below) is compatible with the common market, any conditions attached to the Commission's declaration or decision being in form and substance satisfactory to Carnival;

2. if the European Commission has made a referral to a competent authority under Article 9(1) of the Merger Regulation in connection with the proposed acquisition of P&O Princess by Carnival, such competent authority shall have issued such decision, finding or declaration, in terms satisfactory to Carnival, as is necessary to approve the proposed acquisition and permit the closing of the proposed acquisition to occur without any breach of applicable law;

3. the expiration or early termination of all waiting periods, if any, applicable to the contemplated transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a;

4. at the time that the Pre-conditions in paragraphs 1, 2 and 3 above are satisfied or waived, there being in existence no:

         (i) pending or threatened action or other proceeding before any court of appropriate jurisdiction or governmental agency seeking to restrain, enjoin, prohibit or otherwise prevent the consummation of the contemplated transaction or seeking to obtain damages or other relief in connection with this transaction which would have a material adverse effect on either Carnival or P&O Princess; or

         (ii) preliminary or permanent injunction or other order, decree, or ruling issued by a court of appropriate jurisdiction, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the contemplated transaction;

5. at the time that the Pre-conditions in paragraphs 1, 2 and 3 above are satisfied or waived, Carnival being satisfied that the cost to P&O Princess of terminating the Joint Venture in the event of the Offer becoming wholly unconditional will not be in excess of $200 million;

6. Carnival having received all information which was provided by P&O Princess to Royal Caribbean in connection with the Royal Caribbean Proposal, as would be supplied if Rule 20.2 of the Takeover Code had applied;

7. the board of P&O Princess either not convening the EGM for the approval of the Royal Caribbean Proposal, or, if it is under an obligation to convene such meeting, recommending that shareholders vote against the Royal Caribbean Proposal;

8. the P&O Princess Shareholders not having passed the resolutions required to approve the Royal Caribbean Proposal;

9. financing of the cash element of the Offer being arranged on terms satisfactory to Carnival by no later than 21 days after the announcement that the regulatory pre-conditions (Pre-conditions 1, 2, 3 and 4) have been satisfied or waived.

The Offer will not be made unless all the Pre-conditions other than Pre-condition 9 have been satisfied or waived by no later than 15 October 2002, or such later date as Carnival may, with the approval of the Panel, determine.

Carnival shall be entitled to waive all and any of the above Pre-conditions other than Pre-conditions 8 and 9 above.

                                   APPENDIX II

                CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

The Offer, which will, subject to the satisfaction or waiver of the Pre-conditions referred to in Appendix I, be made by Merrill Lynch International and UBS Warburg on behalf of Carnival, will comply with the Code and will be governed by English law and be subject to the jurisdiction of the courts of England. The Offer will be made on the terms and conditions set out in the Offer Document and related Form of Acceptance.

       The Offer will be conditional on:

1.     valid acceptances being received (and not, where permitted, withdrawn) by
       3.00 p.m. on the first closing date of the Offer (or such later time(s) and/or date(s) as Carnival may, subject to the rules of the Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as Carnival may decide) of the P&O Princess Shares to which the Offer relates, provided that this condition will not be satisfied unless Carnival and/or any of its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, P&O Princess Shares carrying, in aggregate, more than 50 per cent. of the voting rights attaining to the P&O Princess Shares and more than 50 per cent. of the voting rights then exercisable at a general meeting of P&O Princess, including for this purpose to the extent (if any) required by the Panel, any such voting rights attaching to any P&O Princess Shares that may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise, and for this purpose:

         (i) the expression "P&O Princess Shares to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act; and

         (ii) shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry on being entered into the register of members of P&O Princess;

2. the shareholders of P&O Princess not passing the resolutions required to approve the Royal Caribbean Proposal;

3. if Carnival decides to seek a listing on the Official List, admission to the Official List and admission to trading on the London Stock Exchange of the issued share capital of Carnival including the New Carnival Shares becoming effective by the decision of the United Kingdom Listing Authority to admit such shares to listing being announced in accordance with paragraph 7.1 of the Listing Rules and by the decision of the London Stock Exchange to admit such shares to trading being announced in accordance with the London Stock Exchange Admission Standards;

4. the Form S-4 Registration Statement registering the issuance of the New Carnival Shares being declared effective by the US Securities and Exchange Commission, remaining effective and not being the subject of a stop order or other proceeding by the SEC to suspend its effectiveness;

5. the New York Stock Exchange agreeing to list the New Carnival Shares, subject only to official notice of issuance;

6. the cost to P&O Princess of terminating the Joint Venture in the event that the Offer becomes wholly unconditional not exceeding $200 million;

7. insofar as the proposed acquisition of P&O Princess by Carnival constitutes a concentration with a Community dimension within the scope of Council Regulation (EEC) 4064/89 (as amended) (the "Merger Regulation"):

         (i) the European Commission shall have made (or be deemed to have made) a decision, in terms satisfactory to Carnival, not to initiate proceedings under Article 6(1)(c) of the Merger Regulation;

         (ii) if such proceedings are initiated, the European Commission shall have made (or be deemed to have made) a declaration or issued a decision, in terms satisfactory to Carnival, that the concentration (or such part of the concentration as has not been referred to a competent authority as described in paragraph (iii) below) is compatible with the common market, any conditions attached to the Commission's declaration or decision being in form and substance satisfactory to Carnival; or

         (iii) if the European Commission has made a referral to a competent authority under Article 9(1) of the Merger Regulation in connection with the proposed acquisition of P&O Princess by Carnival, such competent authority shall have issued such decision, finding or declaration, in terms satisfactory to Carnival, as is necessary to approve the proposed acquisition and permit the closing of the proposed acquisition to occur without any breach of applicable law;

8. the expiration or early termination of all waiting periods, if any, applicable to the contemplated transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a;

9. no government or governmental, quasi-governmental, supranational, statutory, administrative or regulatory body, authority, court, trade agency, association, institution, environmental body or any other person or body in any jurisdiction (each a "RELEVANT AUTHORITY") having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, order or decision or taken any other steps and there not continuing to be outstanding any statute, regulation, order or decision, which would or might:

         (i) make the Offer or the acquisition of any P&O Princess Shares, or control of P&O Princess by Carnival void, illegal or unenforceable or otherwise materially restrict, restrain, prohibit, delay or interfere with the implementation thereof, or impose material additional conditions or obligations with respect thereto, or require material amendment thereof or otherwise challenge or interfere therewith;

         (ii) require or prevent the divestiture by P&O Princess or any member of the wider P&O Princess Group or by Carnival or any member of the wider Carnival Group of all or a material portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses or own any of their material assets or property;

         (iii) impose any limitation on or result in a delay in the ability of any member of the wider P&O Princess Group or the wider Carnival Group to acquire or to hold or to exercise effectively any rights of ownership of shares or loans or securities convertible into shares in any member of the wider P&O Princess Group or of the wider Carnival Group held or owned by it or to exercise management control over any member of the wider P&O Princess Group or of the wider Carnival Group to an extent which is material in the context of the P&O Princess Group taken as a whole or, as the case may be, the Carnival Group taken as a whole;

         (iv) require any member of the wider Carnival Group or the wider P&O Princess Group to acquire or offer to acquire any shares or other securities in any member of the wider P&O Princess Group where such acquisition would be material in the context of the P&O Princess Group taken as a whole;

         (v) otherwise materially and adversely affect the assets, business, profits or prospects of any member of the wider Carnival Group or of any member of the wider P&O Princess Group; or

         (vi) and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

10. all necessary filings having been made, all applicable waiting periods (including any extensions thereof) under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated, in each case in respect of the Offer and the acquisition of any P&O Princess Shares, or of control of P&O Princess, by Carnival, and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals ("AUTHORISATIONS") necessary or appropriate in any jurisdiction for, or in respect of, the Offer and the proposed acquisition of any P&O Princess Shares, or of control of P&O Princess, by Carnival and to carry on the business of any member of the wider Carnival Group or of the wider P&O Princess Group having been obtained, in terms and in a form satisfactory to Carnival, from all appropriate Relevant Authorities and from any persons or bodies with whom any member of the wider Carnival Group or the wider P&O Princess Group has entered into contractual arrangements and all such Authorisations remaining in full force and effect at the time at which the Offer becomes unconditional in all respects and Carnival having no knowledge of an intention or proposal to revoke, suspend or modify or not to renew any of the same and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

11. there being no provision of any arrangement, agreement, licence, permit or other instrument to which any member of the wider P&O Princess Group is a party or by or to which any such member or any of their assets is or may be bound, entitled or be subject to and which, in consequence of the Offer or the acquisition of any P&O Princess Shares, or control of P&O Princess, by Carnival or otherwise, would or might, to an extent which is material in the context of the P&O Princess Group taken as a whole, result in:

         (i) any monies borrowed by, or other indebtedness actual or contingent of, any such member of the wider P&O Princess Group being or becoming repayable or being capable of being declared immediately or prior to its or their stated maturity or the ability of any such member to borrow monies or incur any indebtedness being inhibited;

         (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security (whenever arising or having arisen) being enforced or becoming enforceable;

         (iii) any such arrangement, agreement, licence or instrument being terminated or adversely modified or any action being taken of an adverse nature or any obligation arising thereunder;

         (iv) any assets of any such member being disposed of or charged, or right arising under which any such asset could be required to be disposed of or charged, other than in the ordinary course of business;

         (v) the interest or business of any such member of the wider P&O Princess Group in or with any firm or body or person, or any agreements or arrangements relating to such interest or business, being terminated or adversely modified or affected;

         (vi) any such member ceasing to be able to carry on business under any name under which it presently does so;

         (vii) the creation of liabilities (actual or contingent) by any such member; or

         (viii) the financial or trading position of any such member being prejudiced or adversely affected;

12. except as publicly announced by P&O Princess prior to the date of this Announcement, no member of the wider P&O Princess Group having, since 31 December 2000:

         (i) issued, agreed to issue or proposed the issue of additional shares or securities of any class, or securities convertible into, or exchangeable for or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities (save as between P&O Princess and wholly-owned subsidiaries of P&O Princess and save for options granted, and for any P&O Princess Shares allotted upon exercise of options granted under the P&O Princess Employee Share Incentive Plans) or redeemed, purchased or reduced any part of its share capital;

         (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to P&O Princess or a wholly-owned subsidiary of P&O Princess, other than any dividends paid or payable in respect of the period from the date of this Announcement until the Offer becomes wholly unconditional at times and in a manner consistent with P&O Princess's normal practice prior to the date of this Announcement and which do not in any event exceed 3 cents in each quarter in respect of each P&O Princess Share;

         (iii) agreed, authorised, proposed or announced its intention to propose any merger or demerger or acquisition or disposal of assets or shares which are material in the context of the P&O Princess Group taken as a whole (other than in the ordinary course of trading) or to any material change in its share or loan capital;

         (iv) issued, authorised or proposed the issue of any debentures or incurred any indebtedness or contingent liability which is material in the context of the P&O Princess Group taken as a whole;

         (v) acquired or disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset (other than in the ordinary course of trading) in a manner which is material in the context of the P&O Princess Group taken as a whole;

         (vi) entered into or varied or announced its intention to enter into or vary any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term or unusual nature or involves or could involve an obligation of a nature or magnitude, and in either case which is material in the context of the P&O Princess Group taken as a whole;

         (vii) entered into or proposed or announced its intention to enter into any reconstruction, amalgamation, transaction or arrangement (otherwise than in the ordinary course of business) which is material in the context of the P&O Princess Group taken as a whole;

         (viii) taken or proposed any corporate action or had any legal proceedings instigated or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues (or any analogous proceedings or appointment in any overseas jurisdiction);

         (ix) been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

         (x) entered into or varied or made any offer to enter into or vary the terms of any service agreement or arrangement with any of the directors of P&O Princess;

         (xi) waived, compromised or settled any claim which is material in the context of the wider P&O Princess Group; or

         (xii) entered into any agreement, arrangement or commitment or passed any resolution with respect to any of the transactions or events referred to in this paragraph;

13. since 31 December 2000, except as publicly announced by P&O Princess prior to the date of this Announcement:

         (i) there having been no adverse change in the business, assets, financial or trading position or profits or prospects of any member of the wider P&O Princess Group which in any such case is material in the context of the P&O Princess Group taken as a whole;

         (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against any member of the wider P&O Princess Group and no enquiry or investigation by or complaint or reference to any Relevant Authority against or in respect of any member of the wider P&O Princess Group having been threatened, announced or instituted or remaining outstanding which in any such case could have a material affect on that member of the P&O Princess Group;

14.    Carnival not having discovered that:

         (i) the financial, business or other information concerning the wider P&O Princess Group as contained in the information publicly announced or disclosed at any time by or on behalf of any member of the wider P&O Princess Group either contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading; or

         (ii) any member of the wider P&O Princess Group is subject to any liability, contingent or otherwise, which is not disclosed in the P&O Princess Listing Particulars dated 26 September 2000 or in the Report and Accounts dated 31 December 2000 or in the interim report for the six months to 26 July 2001 or otherwise publicly announced by P&O Princess prior to the date of this announcement and which is material in the context of the P&O Princess Group taken as a whole;

15. Carnival not having discovered that, save as publicly announced prior to the date of this Announcement:

         (i) any past or present member of the wider P&O Princess Group has not complied with all applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health which non-compliance would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the wider P&O Princess Group;

         (ii) there has been a disposal, spillage, emission, discharge or leak of waste or hazardous substance or any substance likely to impair the environment or harm human health on, or from, any land or other asset now or previously owned, occupied or made use of by any past or present member of the wider P&O Princess Group, or which any such member may now or previously have had an interest, would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the wider P&O Princess Group;

         (iii) there is or is likely to be any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the wider P&O Princess Group or in which any such member may now or previously have had an interest under any environmental legislation or regulation or notice, circular or order of any Relevant Authority in any jurisdiction; or

         (iv) circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture, or materials used therein, now or previously manufactured, sold or carried out by any past or present member of the wider P&O Princess Group which claim or claims would be likely to affect adversely any member of the wider P&O Princess Group.

Carnival reserves the right to waive, in whole or in part, all or any of Conditions 6 to 15 inclusive. Carnival also reserves the right, subject to the consent of the Panel, to extend the time allowed under the Code for satisfaction of Condition 1. If Carnival is required by the Panel to make an offer for P&O Princess Shares under the provisions of Rule 9 of the Code, Carnival may make such alterations to the above conditions, including Condition 1 above, as are necessary to comply with the provisions of that Rule.

The Preference Offer and the Subscriber Share Offer are conditional on the Offer becoming wholly unconditional.

CERTAIN FURTHER TERMS OF THE OFFER

The Offer will lapse unless otherwise agreed with the Panel if the European Commission either initiates proceedings under Article 6(1)(c) of the Merger Regulation or makes referral to a competent authority of the United Kingdom under Article 9(1) of the Merger Regulation and there is a subsequent reference to the Competition Commission, before in each case the later of the first closing date of the Offer and the time and date at which the Offer becomes or is declared unconditional as to acceptances. If the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting P&O Princess Shareholders and Carnival will cease to be bound by acceptances submitted before the time when the Offer lapses.

Unless Carnival determines otherwise, the Offer will not be made, directly or indirectly, in or into, Australia, Japan or Canada and the Offer will not be capable of being accepted from within Australia, Japan or Canada. Accordingly, copies of this Announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Japan or Canada.

                                  APPENDIX III

                                   DEFINITIONS

"Announcement"                      this announcement

"Australia"                         the Commonwealth of Australia, its
                                    territories and possessions and all areas subject to its jurisdiction and any political subdivision thereof

"Break Fee"                         the Break Fee between P&O Princess and Royal
                                    Caribbean described by the DLC Announcement

"Canada" Canada, its provinces and territories and all areas subject to its jurisdiction or any political subdivision thereof

"Carnival"                          Carnival Corporation

"Carnival Board"                    the board of Directors of Carnival

"Carnival Group"                    Carnival, its subsidiaries and its
                                    subsidiary undertakings

"Carnival Shares"                   shares of common stock of Carnival of $0.01
                                    each

"Code" or "City Code" or
"Takeover Code"                     the City Code on Takeovers and Mergers

"Conditions"                        the conditions set out in Appendix II of
                                    this Announcement

"Companies Act"                     the Companies Act 1985, as amended

"DLC"                               dual listed company

"DLC Announcement"                  the announcement by P&O Princess and Royal
                                    Caribbean of the Royal Caribbean Proposal on
                                    20 November 2001

"Enlarged Carnival Group"           the Carnival Group as enlarged on successful
                                    completion of the Offer

"Form of Acceptance"                the form of acceptance and authority for use
                                    in connection with the Offer

"Japan" Japan, its cities, prefectures, territories and possessions

"Joint Venture"                     the Joint Venture between P&O Princess and
                                    Royal Caribbean described in the DLC
                                    Announcement

"Listing Rules"                     The Listing Rules issued by the United
                                    Kingdom Listing Authority

"London Stock Exchange"             London Stock Exchange plc

"London Stock Exchange Admission
 Standards"                         the rules issued by the London Stock
                                    Exchange in relation to the admission
                                    to trading of, and continuing
                                    requirements for, securities admitted
                                    to the Official List

"Merrill Lynch"                     Merrill Lynch International

"Mix and Match Election"            the mix and match election as described in
                                    this Announcement

"New Carnival Shares"               Carnival Shares to be issued in connection
                                    with the Offer

"New York Stock Exchange"           the New York Stock Exchange, Inc.

"Offer" the Offer for the P&O Princess Shares to be made by UBS Warburg and Merrill Lynch on behalf of Carnival once the Pre-conditions have been satisfied or waived, including, as appropriate, the offer to the holders of the P&O Princess ADRs in respect of the P&O Princess ADSs title to which is evidenced by such P&O Princess ADRs, on the terms and conditions set out in this Announcement and to be set out in the Offer Document including, where the context so requires, any subsequent revision, variation, extension or renewal of the Offer

"Offer Document"                    the document to be sent on behalf
                                    of Carnival to P&O Princess Shareholders once the Pre-conditions have been satisfied or waived, containing and setting out the full terms and conditions of the Offer

"Official List"                     the list maintained by the of the
                                    United Kingdom Listing Authority pursuant to
                                    Part VI of the Financial Services and
                                    Markets Act 2000

"Panel"                             the Panel on Takeovers and Mergers

"P&O"                               The Peninsular & Oriental Steam Navigation
                                    Company

"P&O Princess"                      P&O Princess Cruises plc

"P&O Princess ADRs"                 American Depositary Receipts evidencing
                                    title to one or more ADSs

"P&O Princess ADSs"                 American Depositary Shares representing four
                                    underlying P&O Princess Share

"P&O Princess Group"                P&O Princess, its subsidiaries and its
                                    subsidiary undertakings

"P&O Princess Preference Shares"    the 49,998 L1 redeemable preference shares
                                    in issue in P&O Princess

"P&O Princess Shareholders"         Holders of the P&O Princess Shares

"P&O Princess Employee Share
Incentive Plans"                    The P&O Princess Deferred Bonus and
                                    Co-investment Matching Plan, and the P&O
                                    Princess Executive Share Option Plan

"P&O Princess Shares"               the existing unconditionally allotted or
                                    issued and fully paid ordinary shares of US$0.50 each in the capital of P&O Princess and any further such shares which are unconditionally allotted or issued and fully paid before the date on which the Offer closes (or such earlier date(s) as Carnival may, subject to the Code, determine), including any such shares so unconditionally allotted or issued pursuant to the exercise of options granted under the P&O Princess
                                    Employee Share Incentive Plans

"P&O Princess Subscriber Shares"    the two issued subscriber shares of L1 each
                                    in P&O Princess

"Pre-conditions"                    the pre-conditions to the posting of the
                                    Offer Document and related Form of
                                    Acceptance and "Pre-condition" means any of them

"Preference Offer"                  the offer for the P&O Princess Preference
                                    Shares to be made by UBS Warburg and Merrill
                                    Lynch on behalf of Carnival once the
                                    Pre-conditions have been satisfied or waived on the terms and conditions set out in this Announcement and to be set out in the Offer
                                    Document including, where the context so requires, any subsequent revision, variation, extension or renewal of such Preference Offer

"Royal Caribbean"                   Royal Caribbean Ltd

"Royal Caribbean Proposal"          the proposed transaction between P&O
                                    Princess and Royal Caribbean described in the DLC Announcement

"Royal Caribbean Shareholders"      holders of shares in Royal Caribbean

"subsidiary", "subsidiary
undertaking", "associated
undertaking" and "undertaking"      shall be construed in accordance with the
                                    Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act)

"Subscriber Offer"                  the offer for the P&O Princess Subscriber
                                    Shares to be made by UBS Warburg and Merrill
                                    Lynch on behalf of Carnival once the
                                    Pre-conditions have been satisfied or waived on the terms and conditions set out in this Announcement and to be set out in the Offer
                                    Document including, where the context so requires, any subsequent revision, variation, extension or renewal of such Subscriber Offer

"UBS Warburg"                       UBS AG, acting through its business group
                                    UBS Warburg or, where appropriate, its
                                    subsidiary, UBS Warburg Ltd.

"UK Listing Authority"              the Financial Services Authority in its
                                    capacity as the competent authority for the purposes of the Part VI of the Financial
                                    Services and Markets Act 2000

"UK" or "United Kingdom"            the United Kingdom of Great Britain and
                                    Northern Ireland

"US" or "United States"             the United States of America, its
                                    territories and possessions, and States of the United States of America and the District of Columbia and all other areas subject to the jurisdiction of the United
                                    States

"wider Carnival Group"              Carnival and any of its subsidiary
                                    undertakings or any associated undertaking or company of which 20 per cent. or more of the voting capital is held by the Carnival
                                    Group or any partnership, joint venture, firm or company in which any member of the Carnival Group may be interested

"wider P&O Princess Group"          P&O Princess and any of its subsidiary
                                    undertakings or any associated undertaking or company of which 20 per cent. or more of the voting capital is held by the P&O
                                    Princess Group or any partnership, joint venture, firm or company in which any member of the P&O Princess Group may be interested

"L" or "pounds sterling" or
"pence" or "p"                      the lawful currency of the United Kingdom

"$" or "US dollars" or "cents"      the lawful currency of the United States of
                                    America

                                   APPENDIX IV

                             SOURCES OF INFORMATION

GENERAL

Unless otherwise stated: (i) information relating to Carnival has been extracted from the relevant published audited SEC filings of Carnival (ii) information relating to P&O Princess has been extracted from the relevant financial reports and accounts of P&O Princess (iii) information relating to Royal Caribbean has been extracted from the relevant SEC filings of Royal Caribbean and (iv) information relating to the Royal Caribbean Proposal is based upon the information contained in the DLC Announcement.

SUMMARY

Share prices for P&O Princess are taken from Bloomberg.

The share price for Carnival on 14 December 2001 is taken from Bloomberg.

The $1:L0.689 exchange rate is as published in the Financial Times on 15 December 2001.

References to the value of the Offer for the entire existing share capital of P&O Princess are based on the 692,588,003 50 cent ordinary shares in issue (by reference to the P&O Princess audited report and accounts for the financial year ended 31 December 2000).

REASONS FOR THE OFFER

In the table on page 9, the P&O Princess earnings contribution pre synergies is calculated as P&O Princess's net income divided by the sum of P&O Princess's net income and Royal Caribbean's net income for the particular year. In the case of the Bear Stearns projections, net income has been calculated by multiplying the stated earnings per share by the stated number of shares outstanding. The source of each set of projections is a research note published on the date shown in the table.

In the table on page 10, total shareholder returns to 12 December 2001 are sourced from Datastream. Datastream calculates the total shareholder return, assuming gross dividend income is reinvested in additional shares;

EBIT is unadjusted operating profit;

EBITDA is EBIT plus depreciation and amortisation;

EBITDA per available berth day is calculated as EBITDA divided by the number of available berth days for the same period;

EBIT per available berth day is calculated as EBIT divided by the number of available berth days for the same period;

The number of available berth days is calculated by dividing passenger cruise days per year by occupancy rate, both as stated in the SEC filings of Carnival and Royal Caribbean;

EBITDA margin is calculated as EBITDA divided by the revenues;

ROIC is defined as return on average invested capital and is calculated by dividing EBIT, taxed at the effective tax rate, by the average opening and closing total debt plus shareholder equity plus minority interests plus preferred stock balances. Total debt is the sum of long term debt and current portion of long term debt;

Net debt at year end/EBITDA is calculated by dividing the net debt at the end of each financial year by the EBITDA for that financial year. Net debt is total debt less cash and cash equivalents; and

EBITDA/cash interest expense is calculated by dividing EBITDA by the sum of net interest expense and capitalised interest.

                                   APPENDIX V

                      PROPOSAL TO THE BOARD OF P&O PRINCESS

Set out below is the full text of the detailed proposal sent by Carnival to the board of P&O Princess and their advisors on 13 December 2001;

"

                                                   Carnival Corporation
                                                   Carnival Place
                                                   3655 N.W. 87 Avenue
                                                   Miami, Florida 33178-2428
                                                   United States
The Board of Directors
P&O Princess Cruises plc
77 New Oxford Street
London  WC1A 1PP
United Kingdom

                                                   13 December 2001

For the attention of Lord Sterling of Plaistow and Mr Peter Ratcliffe

Dear Sirs

INTRODUCTION
I am writing to set out a proposal by Carnival Corporation ("Carnival") to make an offer for P&O Princess Cruises plc ("P&O Princess") (the "Offer"). We strongly believe that our proposal has a clear strategic rationale and is a compelling investment case for the shareholders of both companies, and is therefore worthy of detailed and serious consideration by you and your advisors.

Our Offer would give P&O Princess shareholders 200p in cash and 0.1361 Carnival Shares for each P&O Princess Ordinary Share. Based on yesterday's closing price of $26.55 per Carnival Share, (1837p, converted at an exchange rate of $1:L0.692), P&O PRINCESS SHAREHOLDERS WILL RECEIVE CONSIDERATION WITH AN AGGREGATE VALUE OF 450P FOR EACH P&O PRINCESS ORDINARY SHARE.

We believe that our proposal delivers substantially more value to P&O Princess shareholders than the proposed dual listed company (the "DLC") transaction with Royal Caribbean Cruises Ltd (the "Royal Caribbean Proposal"). Unlike the Royal Caribbean Proposal, which does not offer a premium to P&O Princess shareholders, our Offer provides P&O Princess shareholders with a significant premium for their shares. Furthermore, our Offer includes a substantial cash element.

As you know, we have had discussions over recent years with P&O Princess and its former parent regarding a possible combination of Carnival and P&O Princess. Most recently, on 24 September 2001, Howard Frank, Vice Chairman and COO of Carnival, called Peter Ratcliffe to say that Carnival wished to pursue a combination of the two groups. We have not received a response to this approach.

Against this background, we were surprised to see the announcement of the Royal Caribbean Proposal, as Carnival has the interest and capability to offer an attractive proposal to your shareholders and had clearly expressed a strong interest in a combination with P&O Princess. We have decided that, in the circumstances, we should write this letter to the board of P&O Princess to seek to ensure that our proposal receives the attention we believe it deserves.

We ask that, prior to 6pm (UK time) on Sunday, 16 December 2001, you respond formally to our request for a recommendation of our Offer. To demonstrate our commitment to progress the Offer as rapidly as possible, my senior colleagues and I are keen to meet with you at your earliest convenience. I shall be contacting Lord Sterling and Peter Ratcliffe by telephone, in order to discuss our proposal with them directly.

THE ROYAL CARIBBEAN PROPOSAL

The proposed transaction between P&O Princcess and Royal Carribean is, in our view, disadvantageous to P&O Princess' shareholders, as the terms of the transaction fail to recognize a number of substantive issues:

o    P&O Princess shareholders do not receive any premium or cash consideration

o P&O Princess shareholders will own 50.7% of the combined entity but, based on analyst forecasts, P&O Princess is expected to contribute significantly more than this to the combined entity's net income before synergies. P&O Princess' contribution, based on publicly available selected analysts' forecasts where 2003 estimates are available, is as follows:

                                                          P&O PRINCESS EARNINGS
                                                      CONTRIBUTION PRE SYNERGIES
                      DATE                                2002          2003
--------------------------------------------------------------------------------
     SSSB             29-Nov-01                           64.4%         57.7%
     Bear Stearns     9-Nov-01, 21-Nov-01                 53.0%         57.7%
     MSDW             21-Nov-01                           59.5%         45.7%
     UBSW             5-Dec-01                            65.5%         59.6%

     P&O PRINCESS' PROPOSED SHARE OF COMBINED EARNINGS    50.7%         50.7%

     Accordingly, a disproportionate share of the synergy benefits is expected to accrue to Royal Caribbean's shareholders, in the form of earnings enhancement, rather than to P&O Princess' shareholders

o Royal Caribbean is highly geared and currently has a sub-investment grade rating. The terrorist events of September 11 have had a significant negative impact on the cruise industry and such an event could happen again. Given these uncertain times, as well as the significant capital commitments that Royal Caribbean and P&O Princess have made, prudent management practice makes it incumbent that a strong and flexible balance sheet be maintained. P&O Princess' credit rating has already been downgraded in anticipation of the Royal Caribbean Proposal. Despite this, the Royal Caribbean Proposal does not compensate P&O Princess' shareholders for the extra financial risk they would bear if the transaction were to be consummated

o the most senior management position in the combined group has been awarded to the Royal Caribbean Chairman and CEO. P&O Princess' return on capital has been superior to that of Royal Caribbean, which has lagged both Carnival and P&O Princess. P&O Princess and its shareholders should consider whether the decision to appoint Royal Caribbean's Chairman and CEO to the same position in the combined group is in the company's best interests

o the DLC structure in the Royal Caribbean Proposal may constrain P&O Princess' ability to raise capital, make acquisitions and engage in other corporate activity. Furthermore, there can be no assurance that P&O Princess will not trade at a discount to Royal Caribbean after the DLC structure has been implemented.

In summary, we believe the Royal Caribbean Proposal will leave P&O Princess shareholders with an investment in a less attractive entity with greater financial risk and on terms which give Royal Caribbean a greater proportion of the ownership of the combined group than is merited by its contribution to the combined group's net income.

THE "POISON PILLS"

We are particularly concerned that certain details of the Royal Caribbean Proposal, namely the Southern European joint venture (the "Joint Venture") and the $62.5 million break fee (the "Break Fee"), both entered into without shareholder approval, appear to have been constructed as "poison pills", designed to deter or thwart any counterproposal to P&O Princess shareholders.

Carnival has reviewed the publicly available information on the Joint Venture and Break Fee and makes the following observations:

o no substantive commercial reason has been advanced for the immediate need to conclude the Joint Venture agreement, with its associated costs on a change of control, particularly when the Joint Venture itself is not intended to commence cruise operations until 2003. Indeed, we believe the Joint Venture company's aims could be achieved solely through the DLC. The main, if not sole, effect of the Joint Venture is, in our opinion, to make P&O Princess less attractive and less vulnerable to a third party offeror, as it seriously disadvantages P&O Princess if there is a change of control of P&O Princess. This is clearly contrary to the interests of P&O Princess shareholders

o the Break Fee is significantly in excess of the UK market norm. On 19 November 2001, P&O Princess' market capitalization was approximately $3.1 billion and, therefore, the size of the Break Fee greatly exceeds the maximum that would have been permitted under the City Code on Takeovers and Mergers (the "Takeover Code", which is recognized in the UK as best practice) of 1% or approximately $31 million.

WHY CARNIVAL IS THE BEST PARTNER FOR P&O PRINCESS

The board of Carnival firmly believes that Carnival is the best partner for P&O Princess. Set out below are a number of key historic measures that compare the financial and operating performance of Royal Caribbean and Carnival. These data reinforce our belief that Carnival's management team has a stronger track record, clearly focused on enhancing shareholder value, which will be critical in rapidly delivering the synergies a combination should bring.

o Carnival's shareholder returns have consistently outperformed those of Royal Caribbean

     TOTAL SHAREHOLDER RETURNS TO 12 DECEMBER 2001(1)    CARNIVAL        ROYAL
                                                                     CARIBBEAN

     last 12 months                                          0.2%      (27.9%)
     last 5 years                                           87.5%        38.3%

------------------------
     (1) Source: Datastream

o Carnival's operational measures are consistently and significantly better than those of Royal Caribbean

     EBITDA PER AVAILABLE BERTH DAY ($) (1)              CARNIVAL        ROYAL
                                                                     CARIBBEAN

     2000                                                      80           64
     1995 - 2000 average                                       81           57

     EBITDA MARGIN (1)                                   CARNIVAL        ROYAL
                                                                     CARIBBEAN

     2000                                                   33.6%        27.9%
     1995 - 2000 average                                    34.5%        24.8%

     ROIC (1) (2)                                        CARNIVAL        ROYAL
                                                                     CARIBBEAN

     2000                                                   12.9%         9.0%
     1995 - 2000 average                                    15.0%         9.6%

-----------------------
     (1) Source: Public filings

     (2) ROIC is (taxed EBIT / Average opening and closing total debt plus equity balances)

o Carnival has significantly greater balance sheet strength and flexibility than Royal Caribbean

     NET DEBT AT YEAR END/EBITDA (1)           CARNIVAL      ROYAL CARIBBEAN
     2000                                          1.7x                 4.0x
     1995 - 2000 average                           1.4x                 4.0x

     EBITDA CASH INTEREST EXPENSE (1)          CARNIVAL      ROYAL CARIBBEAN
     2000                                         15.4x                 4.0x
     1995 - 2000 average                          11.6x                 3.7x

-----------------------
     (1) Source: Public filings

     CREDIT RATINGS                        CARNIVAL (1)   ROYAL CARIBBEAN(2)
                                       Investment grade       Non-investment
                                                                       grade
     S&P                                              A                  BB+
     Outlook                                   Negative             Negative

     Moody's                                         A2                  Ba2
     Outlook                                   Negative               Stable

-----------------------
     (1) Current

     (2) Prior to the announcement of the Royal
         Caribbean Proposal

Based on Carnival's performance as outlined above, we believe that P&O Princess shareholders would be better served through a combination with Carnival than with Royal Caribbean, particularly where such a combination includes a premium valuation of P&O Princess' business.

BENEFITS OF THE PROPOSED COMBINATION OF CARNIVAL AND P&O PRINCESS
We believe that a combination of Carnival and P&O Princess has a strong strategic rationale and represents a compelling investment case that, particularly in the current economic climate, would be well received by the shareholders of both our companies.

We believe that this proposed combination:

o generates significant synergies to the benefit of both shareholders and customers. These savings are expected to come from leveraging the best practice of the two best management teams in the industry to achieve efficiencies from, inter alia, purchasing, marketing and information systems, and also from rationalizing support operations in locations served by both companies. We hope to identify substantial additional benefits when we are provided with access to P&O Princess' detailed financial and operational data

o benefits from the financial flexibility of the combined group's strong balance sheet and cash flow. We believe that the terms of the Offer would ensure that the proposed combination of Carnival and P&O Princess would retain a strong financial position with an investment grade rating

o creates a broader and more complementary portfolio of brands operating in the US and Europe, thereby enhancing the combined group's ability to attract more customers away from land-based vacations to cruise vacations, and creates a wider range of vacation choices for our combined customer base

CARNIVAL'S PROPOSAL

OFFER STRUCTURE

Carnival is prepared to make the Offer on the following basis:

         FOR EACH P&O PRINCESS SHARE     200P IN CASH AND 0.1361 CARNIVAL SHARES

On the basis of a Carnival Share price of $26.55 (being the price at the close of business yesterday), and an exchange rate of $1:L0.692, the Offer values each P&O Princess Ordinary Share at 450p (equivalent to $26.01 per ADR) (consisting of 200p in cash and 250p in Carnival Shares) and values the entire existing ordinary share capital of P&O Princess at approximately L3.1 billion. This represents:

o a premium of 42.0% to the closing middle market price of 317p per P&O Princess Ordinary Share on 19 November 2001, the last business day prior to the announcement of the Royal Caribbean Proposal

o a premium of 22.6% to the closing middle market price of 367p per P&O Princess Ordinary Share on 12 December 2001, the last business day prior to this letter

o a premium of 13.4% to the highest closing middle market price of 397p per P&O Princess Ordinary Share at which P&O Princess has traded since its demerger.

It is Carnival's intention that the cash element of the Offer be provided under a mix and match structure such that shareholders have an element of choice to take shares or cash.

Carnival intends to seek a listing for its shares on the London Stock Exchange to facilitate and encourage the continuing participation by P&O Princess' shareholders in the combined group.

It is intended that the cash consideration for the Offer amounting to $2.0 billion be financed through existing resources of Carnival and new facilities. Currently Carnival has cash and undrawn facilities totalling approximately $2.4 billion.

POTENTIAL FOR INCREASED CONSIDERATION

If P&O Princess is able to reduce or eliminate the costs to Carnival of the poison pills, Carnival is prepared to increase the value of the Offer.

ALTERNATIVE TRANSACTION STRUCTURES

Carnival is prepared to discuss alternative transaction structures with P&O Princess including, inter alia, a dual listed company. In such a scenario, Carnival envisages that the economic interests of each party under such a structure would reflect the valuation of P&O Princess as set out in the proposal above. Such a structure would enable P&O Princess to retain all of perceived benefits of the proposed DLC structure with Royal Caribbean whilst allowing P&O Princess shareholders to benefit from our premium economic proposal and stronger financial position.

OUTSTANDING ISSUES

Before proceeding with the Offer, we would require the following issues to be resolved:

           (i) Carnival having received all information which was provided by P&O Princess to Royal Caribbean in connection with the Royal Caribbean Proposal, as would be supplied if Rule 20.2 of the Takeover Code had applied

           (ii) the board of P&O Princess either not convening the EGM for the approval of the Royal Caribbean Proposal, or, if it is under an obligation to convene such meeting, recommending that shareholders vote against the Royal Caribbean Proposal

           (iii) appropriate regulatory clearances being obtained in a form satisfactory to Carnival (see below)

           (iv) Carnival being satisfied that the cost to P&O Princess of terminating the Joint Venture in the event of the Offer becoming wholly unconditional will not be in excess of $200 million

           (v) The board of P&O Princess undertaking that in the period from the date of this letter until the Offer becomes wholly unconditional, P&O Princess will not declare or pay dividends in excess of 3 US cents per P&O Princess Ordinary Share each quarter

           (vi) Carnival having arranged funding for the Offer on terms satisfactory to it.

We would envisage that items (i), (ii), (iv) and (v) would be resolved prior to announcing the Offer. Carnival is willing to secure the relevant funding prior to announcement if it is necessary to secure the Board's recommendation. On this basis, the making of the Offer would be subject only to regulatory approval.

REGULATORY APPROVALS
Our proposal is subject to clearance from the relevant antitrust authorities, in particular those in the EU and US. We have examined the requirements for approval and have received advice from our external antitrust advisors that the likelihood of Carnival receiving a favorable outcome is no less than that of the Royal Caribbean Proposal.

o We believe, as Royal Caribbean and P&O Princess have stated, that we compete in a broad vacation market rather than simply a cruise market. Carnival and Royal Caribbean are similarly situated in that market. Both companies undertake substantial efforts to attract consumers from other vacation options. That analysis should result in a view that there are no significant antitrust issues for either transaction

o in Europe, our proposal would be subject to the centralized EU merger control process, rather than the independent review of certain EU member states as we understand is the case for the Royal Caribbean Proposal. We believe that Carnival's antitrust process would be completed within a similar timeframe to that of the Royal Caribbean Proposal, and would not face greater regulatory hurdles than the Royal Caribbean Proposal

o in the US, our proposal would be subject to the Hart-Scott-Rodino process, which will not differ significantly in timing or substantive issues from the FTC review of the Royal Caribbean Proposal. In fact, Royal Caribbean and Carnival's comparable brands are very similar in size and scope, as shown below:

      CARNIVAL BRANDS            BERTHS   ROYAL CARIBBEAN BRANDS       BERTHS
      Carnival Cruise Lines      33,246   Royal Caribbean Intl         33,046
      HAL                        13,348   Celebrity Cruises            14,332
                                 ------                                ------
                                 46,594                                47,378

As a result, whilst we believe that there should be no significant antitrust issues in the US, if there were to be such issues, they would be substantially the same for both the Royal Caribbean and Carnival proposals.

BOARD, MANAGEMENT AND EMPLOYEES
The combination of Carnival and P&O Princess will offer P&O Princess employees exciting career prospects for the future. P&O Princess' management and employees will benefit under our proposal from a larger operating platform and a business of greater international size and scope.

Carnival operates its various cruise businesses on a decentralized basis, whilst optimizing the cost base through shared services. We envisage extending this approach to the businesses of P&O Princess.

We are prepared to offer members of P&O Princess' senior executive management important and influential positions in the enlarged group, including as appropriate, at Carnival board level.

OTHER MATTERS
Neither our interest in P&O Princess nor the contents of this letter may be disclosed by P&O Princess to any person, other than your professional advisors, without our prior written consent. Carnival reserves the right to terminate discussions immediately and without any obligation on its part whatsoever.

This letter is intended only to convey Carnival's interest in a possible transaction with P&O Princess. For the avoidance of doubt, this letter should not be construed in any regard as constituting an offer, evincing an intention to make an offer or otherwise giving rise to legal relations and in particular, does not constitute a firm intention to make an offer for the purposes of Rule
2.2 of the Takeover Code.

We should like to reiterate our strong interest in acquiring P&O Princess and our ability to move speedily to an announcement. We believe that our proposal is significantly more attractive to P&O Princess and its shareholders than the Royal Caribbean Proposal. We look forward to your response to this letter which in any event should be received prior to 6pm (UK time) on Sunday, 16 December 2001.

Yours sincerely





M. Arison
Chairman and CEO"